Exhibit 3.32

DEAN HELLER Secretary of State

101 North Carson Street, Suite 3 Carson City, Nevada 89701-4788 (775) 684 5708	Amendment for a Limited Partnership Pursuant to NRS 88.355

Important: Read attached instructions before completing:

Certificate of Amendment to Certificate of Limited Partnership

For a Nevada Limited Partnership

(Pursuant to NRS 88.355)

-Remit in Duplicate-

1.	Name of limited partnership: A&A International Limited Partnership

2.	Date of filing of the certificate of limited partnership: 12/23/99

3.	The certificate has been amended as follows (provide article numbers, if available):

Article of the Certificate of Limited Partnership shall be deleted in its entirety and replaced with the following:

Name of the Limited Partnership “Radioshack International Procurement Limited Partnership”

4.	Signatures (must be signed by an existing general and by any new general partners being added, if any):

/s/ Mark C. Hill	12/13/2000
Signature (general partner)	Date	Signature (general partner)	Date
Mark C. Hill Senior Vice President of RadioShack Corporation

Signature (general partner)	Date	Signature (general partner)	Date

*	1) If amending name of limited partnership, the new name must contain the words “Limited Partnership.”

2) If adding new general partners, provide names and addresses.

FILING FEE: $75.00

IMPORTANT: Failure to include any of the above information and remit with the proper fees may cause this filing to be rejected.